EXHIBIT 10.11
Employment Agreement

This Employment Agreement (the “Agreement”) is entered into this 5th day of July, 2011 (the “Execution Date”) by and between Globe Specialty Metals, Inc. (the “Company”) and Jeff Bradley (“Executive”).

WHEREAS, the Company desires to continue the employment of Executive on the terms and conditions set forth herein; and

WHEREAS, Executive has agreed to continue to perform services for the Company as set forth below.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

1. Position. Executive shall continue to serve as the Company’s Chief Executive Officer, reporting to the Company’s Chairman and the Board of Directors (the “Board”). Executive shall continue to perform such responsibilities that are normally associated with the Chief Executive Officer position, and as otherwise may be assigned to Executive from time to time by the Board.  This Agreement shall be effective as of May 25, 2011 (the “Commencement Date”).

2. Term.

(a) Executive’s employment will be for a term of four (4) years from the Commencement Date (the “Initial Term”) with automatic one (1)-year renewal terms thereafter (the Initial Term, together with any such renewal term, the “Term”), unless Executive or the Company give written notice to the other at least ninety (90) days prior to the expiration of the Term of such party’s election not to further extend this Agreement or unless sooner terminated as provided herein. Any termination of Executive’s employment will be governed by the terms set forth in this Agreement.

(b)  Unless the Company provides Executive with notice of nonrenewal of the Term pursuant to Section 2(a) accompanied by a timely written notice of termination for Cause (as defined in Section 4(h)(iii) of this Agreement) in accordance with the procedures set forth in Section 4(e), the expiration of the Initial Term or the Term will be have the results specified in Section 4(l).

(c) If requested by the Company or Executive, the parties, at least 120 days prior to the expiration of the Term, shall commence good faith negotiations with respect to the renewal of this Agreement.  The election of either party not to further extend this Agreement shall not constitute a termination of Executive’s employment for the purposes of Section 4 of  this Agreement, and upon such expiration the Company shall have no further obligation to Executive other than payment of the Accrued Obligations and the Pro Rata Bonus (as hereinafter defined).

3. Compensation and Benefits.

(a) Executive’s base pay shall be at an annual rate of no less than $700,000.00, which shall be payable twice monthly in accordance with the Company’s customary payroll practices, subject to applicable withholding (the “Base Pay”).  The Base Pay shall be subject to annual upward adjustments (but not decreases) at the discretion of the Board.

(b) Executive has received awards under the Company’s 2010 Annual Executive Bonus Plan (as in effect as of the date hereof, the “Bonus Plan”) and has received or shall be awarded other bonuses, stock options and/or other stock benefits (including under the Bonus Plan) at the discretion of the Board (collectively, “Incentive Awards”), provided that Executive’s participation in the Bonus Plan and any other incentive plan or equity plan shall be in accordance with the terms of such plans.  Unless otherwise required by law or plan documents, the vesting of Executive’s unvested Incentive Awards shall accelerate and vest in full (along with any accrued but unvested benefits under any supplemental retirement plan, excess retirement plan and deferred compensation plan maintained or contributed to by the Company or any of its Affiliates) upon (i) Executive’s termination of employment by reason of death, (ii) Executive’s termination of employment by reason of Disability (as provided in Section 4(b)), (iii) Executive’s termination of employment for Good Reason (as provided in Section 4(c)), (iv) Executive’s termination of employment by the Company other than for Cause (as provided in Section 4(f)), (v) Executive’s termination of employment by the Company during the Protection Period, other than for Cause (as provided in Section 4(g)), or (vi) Executive’s termination of employment during the Protection Period for Good Reason (as provided in Section 4(g)).  Any award or benefit the vesting of which is accelerated under this Section 3(b) shall be paid in accordance with the terms of the applicable plan unless otherwise provided in this Agreement.

(c) Executive shall be offered the various benefits currently offered by the Company generally to its senior executives including, without limitation, life and health insurance (“Benefits”). Subject to the preceding sentence, any such Benefits may be modified or terminated from time to time at the sole discretion of the Company. Where a particular Benefit is subject to a formal plan (for example, medical insurance), eligibility to participate in and receive any particular Benefit is governed solely by the applicable formal plan document.

(d) Executive shall be fully reimbursed for all reasonable and necessary business expenses upon presentation of adequate documentation to the Company demonstrating same, including Executive’s reasonable legal fees and expenses in connection with negotiating and entering into this Agreement.  Reimbursement payments due to Executive hereunder shall be paid to Executive as soon as administratively practicable, and in any event within twenty (20) days after being properly submitted.  If Executive becomes entitled to taxable reimbursements or the provision of in-kind benefits, such reimbursements and benefits shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements and benefits that Executive receives in one taxable year shall not affect the amount of such reimbursements and benefits that Executive receives in any other taxable year.

(e) Executive annually will be granted twenty (20) days plus all federal holidays as paid time off days (“PTO” days) for Executive’s use for vacation, personal or sick leave. Executive’s accrued but unused PTO days shall not carry over from year to year and shall not be paid to Executive upon termination of employment.

4. Termination of Employment and Effect of Termination.

(a)  By Company for Death. Executive’s employment hereunder shall terminate upon his death, in which event the Company shall have no further obligation to Executive or his estate other than (i) the payment of accrued but unpaid Base Pay, (ii) the payment of the Incentive Awards to the extent then vested (after taking into account the accelerated vesting provisions under Section 3(b)); for the avoidance of doubt, all Incentive Awards shall vest in full upon Executive’s death, and (iii) a pro rata payment of the Incentive Awards (including under the Bonus Plan or any successor thereto) that would have been awarded had the employment termination not occurred for service in the then current plan year through the date of employment termination.  The amounts described in clause (i)  shall be paid upon employment termination, the Incentive Awards described in clause (ii) shall be paid in accordance with the applicable plan terms (except that all such amounts shall be paid upon Executive’s death), and the amounts described in clause (iii) shall be awarded when such Incentive Awards would have been awarded had Executive’s employment continued and shall be paid at the time awarded.  The amounts described in such clauses (i) and (ii) and the associated payment terms are referred to herein as the “Accrued Obligations” and the amounts described in such clause (iii) and the associated payment terms are referred to herein as the “Pro Rata Bonus.”

(b)  By Company for Disability. If Executive incurs a Disability and such Disability continues for a period of twelve (12) consecutive months, then the Company may, to the extent permitted by applicable law, terminate Executive’s employment upon written notice to Executive, in which event the Company shall have no further obligation to Executive other than payment of the Accrued Obligations and the Pro Rata Bonus.

(c)  By Executive for Good Reason. Executive may terminate his employment for Good Reason, provided Executive has first given written notice to the Company of such alleged Good Reason and the Company has failed to cure such Good Reason within thirty (30) days of receipt of such notice. The date of such termination must be no more than 90 days from the date of the occurrence giving rise to the Good Reason. In the event that Executive elects to terminate this Agreement for Good Reason, Executive shall be entitled to:

(i) payment of the Accrued Obligations and the Pro Rata Bonus; and

(ii) a lump sum severance payment (which shall be paid upon effectiveness of the Release, as defined below) comprised of the following cash amounts:

(x) the product of one and one half (1.5) and the annual Base Pay,

(y) the product of one and one half (1.5) and the value of the Incentive Awards granted or vested during the calendar year that ended immediately before (or, if applicable, coincident with) the date of termination of employment, with the value of any shares subject to such Incentive Awards valued as of the date of employment termination (with the Incentive Awards granted within such period valued without regard to time vesting conditions and treated as if any performance vesting conditions that remained open at the time of employment termination were attained at target level), and

(z) an amount that, after payment of taxes, is equal to the cost of eighteen months COBRA coverage for Executive and his dependents under the Company’s health, dental and vision plans, at such rates as are in effect as of the date of employment termination.

Executive’s entitlement to the payments described in clause (ii) (the “Severance Payments”) is conditioned on his execution of the release in the form attached hereto as Exhibit A (the “Release”) within 32 days after his employment termination (and, if the 40th day after his employment termination falls in the calendar year following the year that includes his employment termination date, the amounts described in clause (ii) shall be paid on such 40th day even if the Release is effective before such date).  In addition to the foregoing provisions, the provisions of Section 6(d) and Section 6(e) of this Agreement shall terminate upon the date of termination of employment pursuant to this Section 4(c).

(d)  By Executive without Good Reason. Executive may terminate his employment without Good Reason upon ninety (90) days’ prior written notice to the Company. In the event Executive terminates his employment without Good Reason, Executive shall be entitled to payment of the Accrued Obligations. In the event Executive’s employment is terminated pursuant to this Section 4(d), the Company may in its discretion relieve Executive of his duties and provide him with Base Pay, Incentive Awards and Benefits through the date of termination specified by Executive in his notice of resignation.

(e)  By Company for Cause. The Board may terminate Executive’s employment for Cause upon written notice to Executive. Executive’s employment shall not be deemed to have been terminated for “Cause” unless the Company shall have given Executive (i) written notice setting forth the reasons for the Company’s intention to terminate Executive’s employment for Cause within 90 days after the Company has knowledge of the occurrence giving rise to such notice; (ii) a reasonable opportunity, at any time during the thirty-five (35) day period after Executive’s receipt of such notice, for Executive, together with his counsel, to appear and be heard before the Board; and (iii) a notice of termination stating that, in the good faith opinion of not less than a majority of the entire membership of the Board, Executive was guilty of conduct set forth in the definition of Cause, which conduct, if described in clause (B) of the definition of Cause, was not remediated within the 30-day period commencing on the date of notice setting forth the reasons for the Company's intention to terminate Executive's employment for Cause. In the event Executive is terminated for Cause, the Company’s only obligation to Executive will be the payment of the Accrued Obligations.

(f)  By the Company for Other than Cause. The Board may terminate Executive’s employment for reasons other than Cause after giving at least sixty (60) days’ prior written notice of such termination to Executive. In the event the Company terminates Executive pursuant to this Section 4(f), Executive shall be entitled to  payment of the Accrued Obligations, the Pro Rata Bonus and the Severance Payments, pursuant to the Release provisions and payment terms provided in Section 4(c).  In addition to the foregoing provisions, the provisions of Section 6(d) and Section 6(e) of this Agreement shall terminate upon the date of termination of employment pursuant to this Section 4(f).

(g)  In Connection with a Change of Control. If Executive’s employment is terminated  during the Protection Period by the Company other than for Cause, Disability or as a result of Executive’s death, or if Executive terminates his employment during the Protection Period for Good Reason, the Company shall pay Executive the amounts provided in Section 4(c), except that “two times the Average Annual Compensation” shall replace clauses (ii)(x) and (y) of the definition of “Severance Payments” contained therein.  Such amounts shall be paid pursuant to the Release provisions and payment terms provided in Section 4(c).  If, after the date of Executive’s employment termination, his employment termination is determined to have occurred during the Protection Period, any amounts payable pursuant to this Section 4(g) as a result of such employment termination shall be without duplication of (and shall be offset by) amounts previously paid to Executive (if any) pursuant to Section 4(c) or 4(f), as applicable.

(h) Definitions.  For the purposes of this Agreement, the following terms have the following meanings:

(i)  “Affiliate” means (a) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or (b) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

 (ii)  “Average Annual Compensation” shall mean an amount equal to the annual average of the sums of (x) Executive’s annual Base Pay (and any other salary) from the Company and its Affiliates, plus (y) the value, as of the date of employment termination, of the Incentive Awards granted or vested, in each case during the five calendar years that ended immediately before (or, if applicable, coincident with) the date of termination of employment (with the Incentive Awards granted during such five-year period valued without regard to time vesting conditions and treated as if any performance vesting conditions that remained open at the time of employment termination were attained at target level).

(iii)  “Cause” shall mean termination for:

(A) Executive’s conviction or entry of nolo contendere to any felony (excluding a felony arising on account of vicarious liability or a moving violation) or any crime involving material fraud or embezzlement; or

(B) Executive’s breach of any of the terms of this Agreement, including the confidentiality, non-competition or non-solicitation obligations set forth herein, that causes material harm to the Company (other than any such breach resulting from Executive’s incapacity due to physical or mental illness), after written notice to Executive and thirty (30) days’ opportunity to cure.

(iv)  “Change of Control” means the occurrence of any of the following events:

(A) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (1) or (2) of paragraph (C) below; or

(B) individuals who, on the Execution Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended, cease to constitute a majority of the number of directors then serving in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company; or

(C) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(D) approval by the stockholders of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

 (v) “Disability” shall have the meaning provided in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”).

(vi) “Good Reason” shall mean Executive’s resignation following any of:

(A) a material reduction of Executive’s aggregate annual (1) compensation (comprised of Base Pay and Bonus Plan award) as in effect on the date hereof or as the same may be increased from time to time, or (2) Base Pay, Bonus Plan award, other bonuses (if any) and Benefits as in effect on the date hereof or as the same may be increased from time to time; provided, that for purposes of this clause (A), a Bonus Plan award, if smaller than the Bonus Plan award made in an earlier year, shall not be deemed to have been reduced if it is determined in accordance with the provisions of the Bonus Plan as applied to Executive and the Company’s executive chairman then in office;

(B) Executive is assigned duties substantially inconsistent with his responsibilities as then in effect, or Executive’s authorities, duties, or responsibilities are diminished in any material respect;

(C) a requirement that Executive report to a person or entity other than the Chairman or the Board; or

(D) a material breach by the Company of any of the terms of this Agreement (including, without limitation, Section 3).

(vii) “Protection Period” means the period beginning six months before the date of a Change of Control and ending on the last day of the 24th calendar month following the date of the Change of Control.

(i) Section 280G.

(i) Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled hereunder.

(ii) If the Accounting Firm determines that the aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4(i) shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the date of termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If a reduction in the Payments is necessary so that the Parachute Value of all Payments equals the Safe Harbor Amount and none of the Payments constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”), then the reduction shall occur in the manner Executive elects in writing prior to the date of payment.  If any Payment constitutes Nonqualified Deferred Compensation, then the Payments to be reduced will be determined by the Accounting Firm in a manner that enables Executive to retain the greatest aggregate economic benefit as of the day following the Release effective date, and to the extent the economic benefit of Payments is determined to be equivalent, the Payments will be reduced in the reverse order of when they are scheduled to be paid (and, in the case of Payments of equity securities, transferable). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iii) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement that should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. In the event that the Accounting Firm, based upon the actual assertion of a deficiency by the Internal Revenue Service against either the Company or Executive that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, Executive shall promptly (and in no event later than sixty (60) days following the date on which the Overpayment is determined) pay any such Overpayment to the Company; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive.

(iv) To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including without limitation Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, including that set forth in Section 6 of this Agreement) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the regulations under Section 280G of the Code in accordance with Q&A-5(a) of the regulations under Section 280G of the Code.

(v) Section 4(i) definitions. The following terms shall have the following meanings for purposes of this Section 4(i):

“Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations under Section 4(i) and is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control.

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Executive in the relevant tax year(s).

“Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

“Safe Harbor Amount” means (A) 3.0 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (B) $1.00.

(j) Additional Limitation.  Notwithstanding any other provision with respect to the timing of payments under this Section, if, at the time of Executive’s separation from service, within the meaning of Section 409A of the Code (without regard to the alternative definitions thereunder) (the “Separation Date”), Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which Executive may become entitled under Section 4 that are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following Executive’s termination of employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.  For purposes of determining the timing of payments to Executive following termination of employment, all references to such termination shall mean the Separation Date.

(k) Tax Treatment.  This Agreement is intended to comply with (or be exempt from) Section 409A of the Code. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit set forth in this Agreement, including but not limited to consequences related to Code Section 280G or Code Section 409A. Executive and the Company agree to both negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A; provided that no such amendment shall be required that would increase the total financial obligation of the Company or the total after-tax cost to Executive under this Agreement.

(l)  Expiration of Term.  If Executive’s employment hereunder shall terminate upon expiration of this Agreement (other than if accompanied by accompanied by a timely written notice of termination for Cause in accordance with the procedures set forth in Section 4(e)), the Company shall have no further obligation to Executive other than (i) the payment of accrued but unpaid Base Pay, (ii) the payment of the Incentive Awards to the extent then vested, (iii) the subsequent payment of the unvested Incentive Awards as their time vesting schedules are completed and (iv) a pro rata payment of the Incentive Awards (including under the Bonus Plan or any successor thereto) that would have been awarded had the employment termination not occurred for service in the then current plan year through the date of employment termination.  The amounts described in clause (i) shall be paid upon employment termination, the Incentive Awards described in clause (ii) and clause (iii) shall be paid in accordance with the applicable plan terms (except that amounts payable pursuant to clause (ii) shall be paid upon Executive’s termination), and the amounts described in clause (iv) shall be awarded when such Incentive Awards would have been awarded had Executive’s employment continued and shall be paid at the time awarded.

5. Indemnity. The Company hereby covenants and agrees to indemnify Executive and hold Executive harmless from any and all claims arising from or relating to Executive’s performance of Executive’s duties hereunder to the fullest extent permitted by law and/or the Company’s Directors and Officers Liability Insurance or applicable certificate of incorporation or bylaws or other applicable document in respect to any and all actions, suits, proceedings, claims, demands, judgments, losses, damages and reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorney’s fees and expenses) resulting from Executive’s good faith performance of his duties and obligations with the Company or any of its affiliates or as the fiduciary of any benefit plan of the Company or its affiliates.  To the extent permitted by applicable laws, the Company, within 30 days of presentation of invoices, shall reimburse Executive for all reasonable out-of-pocket legal fees and disbursements reasonably incurred by Executive in connection with any such indemnifiable matter.  In addition, the Company shall cover Executive under its directors and officers liability insurance policy both during the term of this Agreement and during the six-year period thereafter in the same amount and to the same extent as the Company covers its other officers and directors during any such period of time.

6. Confidentiality; Non-Competition and Non-Solicitation.

(a) Duty Not to Disclose Confidential Information. Executive will be exposed to and have access to Confidential Information. Executive agree to hold all Confidential Information in strict confidence and trust for the sole benefit of the Company, and he will not disclose, use, copy, publish, summarize or remove any Confidential Information from the Company’s premises, except as specifically authorized in writing by the Company or in connection with the usual course of Executive’s employment, except that it will not be a violation of this Agreement if, in enforcement of Executive’s rights under this Agreement or another arrangement between Executive and the Company or any of its Affiliates, Executive makes use of information reasonably necessary to such enforcement.

(b) Definition. “Confidential Information” means all Company proprietary information, technical data, trade secrets, know-how and any idea in whatever form, tangible or intangible, including without limitation, research, product plans, customer and client lists, developments, inventions, processes, technology, designs, drawings, marketing and other plans, business strategies and financial data and information. “Confidential Information” shall also mean information received by the Company from customers or clients or other third parties subject to a duty to keep confidential but, notwithstanding anything to the contrary contained herein, shall exclude Executive’s personal rolodex and contacts list.  Notwithstanding the foregoing, “Confidential Information” shall not include (i) information that, at the time of disclosure, is in the public domain other than as a result of the breach by Executive of any obligation of confidentiality or non-disclosure owed to the Company or any of its affiliates, and (ii) information required to be disclosed by any judicial or administrative proceedings or applicable laws so long as, to the extent legal and practicable, reasonable prior notice is given of such disclosure and, to the extent legal and practicable, a reasonable opportunity is afforded to the Company, at its sole expense, to contest such disclosure.

(c) Documents and Materials. Executive further agrees that Executive will return all Confidential Information, including all copies and versions of such Confidential Information (including but not limited to information maintained on paper, disk, CD-ROM, network server, or any other retention device whatsoever) and other property of the Company, to the Company immediately upon cessation of Executive’s employment with the Company. These terms are in addition to any statutory or common law obligations that Executive may have relating to the protection of the Company’s Confidential Information or its property. These restrictions shall survive the termination of employment.

(d) Non-Competition. Unless previously terminated pursuant to Section 4(c) or 4(f) of this Agreement, during the Term and for a period of two years thereafter (the “Noncompete Period”), Executive shall not, directly or indirectly, either alone or in association with others, own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of, be involved with the development efforts of, serve as a technical advisor to, license intellectual property to, provide services to or in any manner engage in any business that directly competes with any specific business (1) in which the Company and its Affiliates (taken as a whole) are materially engaged as of the date of Executive’s termination or resignation or (2) for which the Company or any of its Affiliates has, within one year prior to Executive’s termination or resignation, taken substantial, demonstrable steps to become materially engaged, in which the Company and its Affiliates (taken as a whole), within one year after Executive’s termination or resignation, would reasonably be expected to be materially engaged; provided, however, that Executive may own as a passive investor up to 5.0% of any class of an issuer’s publicly traded securities (as used in this sentence, “material” shall mean material to the aggregate results of the Company and its Affiliates taken as a whole). The Noncompete Period shall be extended by the length of any period during which Executive is found by a court or arbitrator to be in breach of the terms of this Section 6(d).  Executive acknowledges (i) that the business of the Company and its Affiliates is, and is expected to remain, international in scope and without geographical limitation; (ii) notwithstanding the state of incorporation or principal office of the Company or any of its Affiliates, or any of their respective executives or employees (including Executive), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within its industry throughout the world; and (iii) as part of his responsibilities, Executive will travel around the world in furtherance of the Company’s and its Affiliates’ businesses and their relationships. Accordingly, the restrictions set forth in this Section 6 shall be effective in all cities, counties and states of the United States and all countries in which the Company or any of its Affiliates has an office or has made commercial sales within 12 months prior to the date of Executive’s termination or resignation.

            (e) Non-Solicitation; Non-Hire. During the Noncompete Period, Executive will not, directly or indirectly, (i) recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company or any of its Affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or (ii) hire any person who was an employee of the Company or any of its Affiliates within six (6) months prior to the time such employee is proposed to be hired by Executive; (iii) solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or any of its Affiliates for similar products that the Company produces.

(f) Saving Clause.  If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(g) Acknowledgement.  The restrictions contained in this Section are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

(h) Representations.  Executive represents that his performance of all the terms of this Agreement as an employee of the Company does not and will not breach any existing (i) agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

(i) Exclusivity.  The restrictive covenants set forth in this Section 6 replace and supersede any similar restrictive covenants in any other agreements or plans to which Executive has or shall become subject in connection with Executive’s service to the Company and its Affiliates.  Other than these restrictive covenants and any obligations imposed by applicable law or regulation, absent Executive’s written consent there shall be no other restrictions imposed by the Company or any Affiliate on Executive’s activities following the Term, and no Incentive Award or other compensation or Benefit shall be conditioned on Executive’s assent to any restrictive covenant that imposes limitations greater than those set forth in this Section 6, and any such restrictive covenant shall be void to the extent it conflicts with a provision contained in this Agreement.

7. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) the date of receipt, if sent by personal delivery (including delivery by reputable overnight courier), or (b) the date of receipt or refusal, if deposited in the United States Post Office, by registered or certified mail, postage prepaid and return receipt requested, (c) the next business day, if sent by reputable overnight courier for delivery on such business day, or (d) the date of receipt, if transmitted by facsimile, in each case at the address of record of Executive or the Company, as applicable, or at such other place as may from time to time be designated by either party in writing.

8. Assignment. This Agreement is not assignable by Executive but may be assigned by the Company to an Affiliate of the Company (provided such Affiliate has financial resources substantially comparable to those of the Company prior to such assignment or to any transactions made by the Company in connection with such assignment) without Executive’s prior consent.

9. Merger Clause/Governing Law/Arbitration.

(a)  Entire Agreement.  This Agreement constitutes the entire agreement regarding the terms and conditions of Executive’s employment with the Company and its Affiliates.  This Agreement supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the terms of employment with the Company and its Affiliates.  This Agreement may only be amended in a writing that is executed by both Executive and the Company.

(b)  Governing Law; Arbitration.  This Agreement shall be governed by the law of the State of New York without regard to conflicts of laws. If any dispute arises out of or relates to this Agreement, or the breach thereof (a “Dispute”), such Dispute shall be finally resolved by arbitration administered by the American Arbitration Association under its Employment Dispute Rules, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.  The arbitration will be conducted in New York County, New York, before a sole arbitrator named in accordance with such rules, and shall be conducted in accordance with the United States Arbitration Act.  The parties agree that the existence of any Dispute subject to this provision, any proceedings to resolve such Dispute, and all submissions received by any party from any other party in connection with such Dispute or proceedings shall be treated as confidential.  At the discretion of the arbitrator, the non-prevailing party in such arbitration may be ordered to pay the reasonable out-of-pocket costs and legal fees and disbursements incurred by the prevailing party in such arbitration and in preparation therefor.  Nothing in this Section shall be construed to derogate the Company’s right to seek legal and equitable relief in a court of competent jurisdiction for breaches of Section 6 as contemplated by Section 6(g).

10. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not be deemed to affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. A court or arbitrator shall modify any invalid or unenforceable provision to make it valid and enforceable to the maximum extent permitted by law.

11. Successors. This Agreement shall be binding upon the Company, its successors and assigns, including any corporation or other business entity which may acquire all or substantially all of the Company’s assets or business, or within which the Company may be consolidated or merged, or any surviving corporation in a merger involving the Company.

12. No Mitigation.  Executive shall not be required to mitigate the amount of any payments or benefits provided for under this Agreement by seeking other employment, nor shall any amounts to be received by Executive under this Agreement be reduced by any other compensation earned from a subsequent employer (including self-employment).

13. Headings. The headings in this Agreement are inserted for convenience only and shall not affect its construction.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which and together will constitute one and the same instrument.

[signature page follows]

In witness whereof, the parties hereto have signed this Agreement as of the date first set forth above.

Globe Specialty Metals, Inc.

By: /s/ Alan Kestenbaum
Name: Alan Kestenbaum
Title: Executive Chairman

/s/ Jeff Bradley_______
Jeff Bradley

EXHIBIT A

Agreement and Release

Agreement and Release (“Agreement”), by Jeff Bradley (“Executive” and referred to herein as “you”) and Globe Specialty Metals, Inc., a Delaware corporation (the “Company”).

1.           In exchange for your waiver of claims against the Released Persons (as defined below) and compliance with the other terms and conditions of this Agreement, following the effectiveness of this Agreement, the Company shall provide you with the payments and benefits provided in your employment agreement with the Company, effective as of May 25, 2011 (the “Employment Agreement”), in accordance with the terms and conditions of the Employment Agreement.

2.           (a)  In consideration for the payments and benefits to be provided to you pursuant to Section 1 above, which you acknowledge are more than to which you would otherwise be entitled, you hereby waive any claim you may have for employment by the Company and agree not to seek such employment or reemployment by the Company in the future.  You further agree to and do forever release and discharge the Company and its subsidiaries, divisions, affiliates and related business entities, successors and assigns, and any of its or their respective directors and officers, shareholders, employees and agents (in their capacity as such) (collectively, the “Released Persons”) from any and all claims, suits, demands, causes of action, covenants, obligations, debts, costs, expenses  fees and liabilities of any kind whatsoever (including, without limitation, back pay, front pay, compensatory damages, punitive damages, exemplary damages, attorneys’ fees and costs actually incurred), in law or equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden (collectively, the “Claims”), arising out of or related to your employment with the Company or the termination thereof, which you have had, now have, or may have against any of the Released Persons by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter arising up to and including the date on which you sign this Agreement, except as provided in subsection (c) below.

(b)           Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Released Persons from any and all such claims and causes of action arising out of or related to your employment with the Company or the termination thereof, including, but not limited to: (i) any and all rights or claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or incentive plan of the Released Persons, subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, the Fair Labor Standards Act of 1938; (ii) any and all other rights or claims whether based on federal, state, or local law (statutory or decisional), rule, regulation or ordinance, including, but not limited to, breach of contract (express or implied), wrongful discharge, tort, fraud, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like.
(c)           Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of Claims: (i) that arise after the date on which you sign this Agreement, (ii) for the payments, benefits or rights required to be provided under the Employment Agreement or under any Incentive Award; (iii) related to any equity award, equity interest, or incentive program in which you may have received grants or allocations at or before the date of your employment termination; (iv) regarding rights of indemnification under the Employment Agreement or otherwise; or (v) relating to any accrued, vested benefits under any employee benefit plan or incentive plan of the Released Persons, subject to the terms and conditions of such plan and applicable law.

(d)           In signing this Agreement, you acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims, if any, as well as those relating to any other Claims hereinabove mentioned or implied.

3.           (a)  This Agreement is not intended, and shall not be construed, as an admission that any of the Released Persons has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

(b)           Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(c)           You represent and warrant that you have not assigned or transferred to any person or entity any of my rights which are or could be covered by this Agreement, including but not limited to the waivers and releases contained in this Agreement.

4.           This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

5.           This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

6.           You acknowledge that you: (a) have carefully read this Agreement in its entirety and understand all of its terms, including the waiver and release of claims set forth in paragraph 2 above; (b) have had an opportunity to consider for at least twenty-one (21) days the terms of this Agreement; (c) are hereby advised by the Company in writing to consult with an attorney or other advisor of your choice in connection with this Agreement; (d) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; (e) are signing this Agreement voluntarily and of your own free will, and no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein; and (f) agree to abide by all the terms and conditions contained herein.

7.           You understand that you will have at least twenty-one (21) days from the date of receipt of this Agreement to consider, sign and return this Agreement.  You may accept this Agreement by signing it and returning it to the Company’s General Counsel at the address specified pursuant to Section 7 of the Employment Agreement on or before _________.  After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating your desire to do so in writing delivered to the General Counsel at the address above by no later than the seventh (7th) day after the date you sign this Agreement.  The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement (irrespective of whether the Company has countersigned the Agreement) (the “Agreement Effective Date”), provided that you have not revoked the Agreement.  If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day.  In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement shall be deemed automatically null and void.

8.           Any dispute regarding this Agreement shall be subject to the dispute resolution provisions contained in the Employment Agreement.

EXECUTIVE

____________________________________
Jeff Bradley

GLOBE SPECIALTY METALS, INC.

____________________________________
[      Name           ]
[      Title           ]